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                                                                       EXHIBIT 8
                                                                       ---------
                                     [Date]



Board of Directors
The Ohio Bank
236 South Main Street
Findlay, OH 45840

Gentlemen:

                  This is in response to your request for our tax opinion on the proposed transaction (the "Transaction"), involving the merger of an interim bank ("Interim Bank"), a wholly-owned subsidiary of Sky Financial Group, Inc., formerly named Citizens Bancshares, Inc. ("Bancshares"), into The Ohio Bank ("Bank"). The conclusions presented herein are based on the facts and representations in the Agreement and Plan of Merger by and among Bancshares, Interim Bank and Bank entered into as of July 22, 1998 (the "Agreement"), the Proxy Statement/Prospectus included as part of the Registration Statement on Form S-4 filed by Bancshares with the Securities and Exchange Commission ("SEC") on September 16, 1998 and the facts and representations set forth in letters in the forms of Exhibits A and B dated _________, 1998, ("Representation Letters") and the applicable tax law as it exists today. We have assumed with your consent that the representations in such Representation Letters are true, correct and complete and there have been no changes to any of the facts material to this opinion between the date of the Agreement and the date of the Opinion.

FACTS
-----

                  Bancshares is a bank holding company organized and existing under the laws of the State of Ohio. Bancshares owns all of the stock of two commercial banks, a courier company and a reinsurance company. In addition, Bancshares has entered into an Agreement and Plan of Merger amended and restated as of August 5, 1998 providing for the merger of Mid Am, Inc., a bank holding company organized and existing under the laws of Ohio, with and into Bancshares. Mid Am, Inc. is a bank holding company with five bank subsidiaries and seven financial services subsidiaries.

                  The authorized capital stock of Bancshares is (i) 36,000,000 common shares, without par value, one vote per share ("Bancshares Common Shares"), of which approximately 17,739,117 shares were outstanding as of September 16, 1998, and (ii) 200,000 shares of serial preferred stock, par value of $10.00 per share, none of which was outstanding as of September 16, 1998. In connection with the merger of Mid-Am, Inc. on October 2, 1998, the name of Bancshares was changed to Sky Financial Group, Inc. and the authorized capital stock of Bancshares was increased to (i) 150,000,000 common shares, without par value, one vote per share and (ii) 10,000,000 shares of serial preferred stock. An additional 17,994,398 Bancshares Common Shares were issued. Bancshares Common Shares are voting stock which are traded on the NASDAQ National Market.



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                  Interim Bank, a wholly-owned subsidiary of Bancshares, is a corporation organized under the laws of the State of Ohio for purposes of this transaction. The authorized capital stock of Interim Bank consists of 500 shares of voting common stock, $1.00 par value, all of which are issued and outstanding and are owned by Bancshares.

                  Bank is a state banking association organized and existing under the laws of the State of Ohio. Bank is engaged in the commercial and consumer banking and trust business through eighteen branch offices.

                  The authorized capital stock of Bank consists of 50,411 Class A common shares, par value $50.00 per share, one vote per share ("Bank Class A Common Shares") of which 45,772 shares are issued and outstanding and 37,589 Class B common shares, par value $50.00 per share, twenty votes per share ("Bank Class B Common Shares") of which 37,228 shares are issued and outstanding (Bank Class A Common Shares and Bank Class B Common Shares, collectively "Bank Common Shares").

THE TRANSACTION
---------------

                  Bancshares and Bank will combine their respective businesses through the Transaction which is intended to be a tax-free reorganization so that Bancshares may expand its banking facilities and services in Ohio and Bank may enhance its financial strength to increase opportunities for growth and flexibility in meeting the challenges affecting the banking and financial services industries.

                  The Agreement provides for the acquisition of Bank by Bancshares through the merger of Interim Bank with and into Bank, with Bank being the surviving corporation (the "Merger"). As a result of the Merger, the separate existence of Interim Bank shall cease, and all of its assets, properties, obligations and liabilities shall become the assets, properties, obligations and liabilities of Bank as the surviving corporation in the Merger. The affirmative vote of a majority of the voting power of outstanding Bank Class A Common Shares and Bank Class B Common Shares, voting as one class, is required for approval of the Agreement.

                  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Interim Bank issued and outstanding at the Effective Time will be converted into and become one share of common stock of Bank and each Bank Common Share outstanding at the Effective Time shall be converted into and become 63.25 Bancshares Common Shares, plus cash in lieu of fractional shares, except that Bank Common Shares which have not been voted in favor of the approval of the Merger and with respect to which dissenters' rights have been perfected in accordance with Section 1701.85 of the Ohio Revised Code (the "Dissenting Shares") shall not be converted into Bancshares Common Shares. Section 8.1(h) of the Agreement (Conditions to Bancshares Obligations; Dissenters' Rights) provides that the Dissenting Shares combined with fractional shares for which cash is paid may not exceed 10% of the issued and outstanding Bank Common Shares.

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                  At the Effective Time the holders of certificates representing
Bank Common Shares, including holders of Dissenting Shares, shall cease to have any rights as shareholders of Bank.

                  No fractional Bancshares Common Shares will be issued in exchange for Bank Common Shares. In lieu of such fractional share interest, any holder of Bank Common Shares who would otherwise be entitled to a fractional Bancshares Common Shares will, upon surrender of his, her or its certificate or certificates representing Bank Common Shares, be paid the applicable cash value of such fractional share interest.

REPRESENTATIONS
---------------

                  In order to determine the consequences of the Transaction for federal income tax purposes, you have directed us to rely on the following assumptions and representations:

         (1) The fair market value of the Bancshares Common Shares received by each shareholder of Bank will be approximately equal to the fair market value of Bank Class A Common Shares and Bank Class B Common Shares surrendered in the Transaction.

         (2) There is no plan or intention by the shareholders of Bank who own 1 percent or more of the Bank Common Shares, and to the best of the knowledge of management of Bank, there is no plan or intention by the remaining shareholders of Bank to sell, exchange or otherwise transfer ownership (including by derivative transactions such as an equity swap which would have the economic effect of a transfer of ownership) to Bancshares or any person related to Bancshares (within the meaning of Treasury Regulation Section 1.368-1(e)(3)), directly or indirectly (including through partnerships or through third parties in connection with a plan to so transfer ownership) of a number of Bancshares Common Shares received in the Transaction that would reduce the shareholders' ownership of Bancshares Common Shares to a number of shares having a value, as of the date of the Transaction, of less than 50 percent of the value of all of the formerly outstanding Bank Common Shares as of the same date. For purposes of this representation, Bank Common Shares exchanged for cash or other property and Bank Common Shares exchanged for cash in lieu of fractional Bancshares Common Shares will be treated as outstanding Bank Common Shares at the date of the Transaction. Moreover, Bank Common Shares and Bancshares Common Shares held by the shareholders of Bank and otherwise sold, redeemed, or disposed of prior or subsequent to the Transaction are considered in making this representation.

         (3) Following the Transaction, Bank will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Interim Bank's net assets and at least 70 percent of the fair market value of Interim Bank's gross assets held immediately prior to the Transaction. For purposes of this representation, amounts paid by Bank or Interim Bank to shareholders who receive cash or other property, amounts used by Bank or Interim Bank to pay reorganization expenses, and all redemptions and distributions


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         (except for regular, normal dividends) made by Bank will be included as assets of Bank or Interim Bank, respectively, immediately prior to the Transaction.

         (4) Prior to the Transaction, Bancshares will be in control of Interim Bank within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"), which means ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock of the corporation.

         (5) Following the Transaction, Bank will not issue additional shares of its stock that would result in Bancshares losing control of Bank within the meaning of Section 368(c) of the Code.

         (6) Bancshares has no plan or intention to reacquire any of the Bancshares Common Shares issued in the Transaction; however, on October 1, 1998, in connection with the merger of Mid-Am, Inc., and Bancshares, the Board of Directors of Bancshares adopted a resolution authorizing a program to purchase on the open market or in privately negotiated transactions up to 1,800,000 Bancshares Common Shares through October 1, 1999 (the "Program"), which Shares represent approximately 5% of Bancshares Common Shares outstanding immediately before the Transaction, approximately 4.4% of the Bancshares Common Shares outstanding immediately after the Transaction, and approximately 34.3% of the Bancshares Common Shares issued in the Transaction. The Program was adopted as a continuation of a stock repurchase program of Mid-Am, Inc., in effect since 1995 to repurchase shares and utilize such shares for stock option exercises and future stock dividends. The Program was not adopted either in connection with or in contemplation of the Transaction. Bancshares' purposes in adopting the Program were to provide continuity with the existing program of Mid-Am, Inc., and to supply shares needed for stock option exercises and future stock dividends. Bancshares has no plan or intention to make any open market purchases under the Program from any shareholder of Bank and will instruct its broker not to make any open market purchase if there is any reason to believe that the seller in such transaction is a shareholder of Bank. (To assist the broker in fulfilling this instruction, Bancshares will provide the broker with a list of all shareholders of Bank.) In addition, Bancshares will make no purchases of Bancshares Common Shares issued in the Transaction from any shareholder of Bank in a privately negotiated transaction. Bancshares has no plan or intention to increase the maximum number of shares authorized to be purchased under the Program. In addition, Bancshares will cause all persons related to Bancshares (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) not to, redeem, purchase, exchange or otherwise acquire (including by derivative transactions such as an equity swap which would have the economic effect of an acquisition), directly or indirectly (including through partnership or through third parties in connection with a plan to so acquire), a number of Bancshares Common Shares to be received by Bank shareholders in connection with the Transaction that would reduce the Bank shareholders' ownership of Bancshares Common Shares to a number of shares having a value, as of the Effective Time, of less than 50% of the total


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         value of Bank Common Shares immediately prior to the Effective Time.
         Bank Common Shares that are redeemed or sold or otherwise transferred to Bank, Bancshares, or any person related to Bank or Bancshares prior to the Transaction and in contemplation or as part of the Transaction will be taken into account for purposes of this representation.

         (7) Bancshares has no plan or intention to liquidate Bank; to merge Bank with or into another corporation (other than the mergers of two affiliates of Bancshares, American Community Bank, N.A. and Amerifirst Bank, N.A. into Bank); to sell or otherwise dispose of the stock of Bank; or to cause Bank to sell or otherwise dispose of any of its assets or any of the assets acquired from Interim Bank, except for dispositions made in the ordinary course of business.

         (8) Interim Bank will have no liabilities assumed by Bank and will not transfer to Bank any assets subject to liabilities in the Transaction.

         (9) Following the Transaction, Bank will continue its historic business or use a significant portion of its historic business assets in a business.

         (10) Bancshares, Interim Bank, Bank and the shareholders of Bank will pay their respective expenses, if any, incurred in connection with the Transaction.

         (11) There is no intercorporate indebtedness existing between Bancshares and Bank or between Interim Bank and Bank that was issued, acquired, or will be settled at a discount.

         (12) In the Transaction, Bank Common Shares representing control of Bank, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Bancshares. For purposes of this representation, Bank Common Shares exchanged for cash or other property originating with Bancshares will be treated as outstanding Bank Common Shares on the date of the Transaction.

         (13) At the time of the Transaction, Bank will not have outstanding any warrants, options, convertible securities, or other type of right pursuant to which any person could acquire stock in Bank that, if exercised or converted, would affect Bancshares' acquisition or retention of control of Bank, as defined in Section 368(c) of the Code.

         (14) Neither Bancshares nor any person related to Bancshares (within the meaning of Section 1.368-1(e)(3)) owns, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any shares of the stock of Bank.

         (15) Neither Bancshares, Interim Bank nor Bank is an "investment company" i.e., a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation are disregarded and the parent corporation is deemed to


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         own its ratable share of the subsidiary's assets, and a corporation is considered a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding. In determining total assets, cash and cash items (including receivables), Government securities, and assets acquired (through incurring indebtedness or otherwise) for purposes ceasing to be an investment company are excluded. For purposes of this representation, a "regulated investment company" is a corporation which is registered under the Investment Company Act of 1940, as amended, as a management company or unit investment trust or which has in effect an election under the Investment Company Act to be treated as a business development company.

         (16) On the date of the Transaction, the fair market value of the assets of Bank will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

         (17) Bank is not under the jurisdiction of a court in a case under Title 11 (Bankruptcy) of the United States Code or a receivership, foreclosure, or similar case in Federal or state court.

         (18) The payment of cash in lieu of fractional Bancshares Common Shares is solely for the purpose of avoiding the expense and inconvenience to Bancshares of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Transaction to the shareholders of Bank instead of issuing fractional Bancshares Common Shares will not exceed one percent of the total consideration that will be issued in the Transaction to the shareholders of Bank in exchange for their Bank Common Shares.

         (19) None of the compensation to be received by any shareholder-employees of Bank will be separate consideration for, or allocable to, any of their Bank Common Shares; none of Bancshares Common Shares received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         (20) Bancshares, Interim Bank, and Bank will not take any position on any Federal, state or local income tax return or franchise tax return, or take any other action or reporting position, that is inconsistent with the treatment of the Transaction as a reorganization with the meaning of Section 368(a) of the Code or with the representations made herein.

         (21) Interim Bank is a corporation newly formed for the purpose of participating in the Transaction and at no time prior to the Transaction has had assets or business operations.

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APPLICABLE LAW
--------------

                  Section 368(a)(1)(A) of the Code provides that the term "reorganization" means a statutory merger or consolidation. Under Section 1.368-2(b)(1) of the Treasury Regulations ("Regulations"), in order to qualify as a reorganization under Section 368(a)(1)(A) of the Code, the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a State or Territory or the District of Columbia. Sections 8.1(c)(iv) and 8.2(b)(iv) of the Agreement provide as a condition to Bank's and Bancshares' obligation to consummate the Transaction for the delivery of opinions by Squire, Sanders & Dempsey L.L.P. and Baker & Hostetler L.L.P. to the effect that "the Merger will become effective under Ohio law". Assuming that the opinions required under Section 8.1(c)(iv) and 8.2(b)(iv) of the Agreement will be delivered, the Merger should qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

                  Section 368(a)(2)(E) of the Code provides: "A transaction otherwise qualifying under paragraph (1)(A) shall not be disqualified by reason of the fact that stock of a corporation (referred to in this subparagraph as the "controlling corporation") which before the merger was in control of the merged corporation is used in the transaction, if -- (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction); and (ii) in the transaction, former shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation."

                  Section 368(c) of the Code provides that the term "control" means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. At the time of the Transaction, Bancshares will directly own 100% of the issued and outstanding stock of Interim Bank; therefore, Bancshares will be in control of Interim Bank within the meaning of Section 368(c) of the Code.

                  Rev. Proc. 77-37, 1977-2 C.B. 568, provides that the "substantially all" requirement of Section 368(a)(2)(E) is satisfied if the corporation surviving the merger holds substantially all of its properties and of the properties of the merged corporation, i.e., assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by such corporations immediately prior to the merger. All payments to dissenters, all payments by the corporation surviving the merger or the merged corporation to shareholders who receive cash or other property, all payments by either corporation of reorganization expenses, and all redemptions and distributions (except for regular and normal distributions) made by the corporations immediately preceding the merger will be considered as assets held by the corporation immediately prior to the merger. It has been represented that immediately following the transaction Bank will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Interim Bank's net assets and at least 70


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percent of the fair market value of Interim Bank's gross assets held immediately prior to the Transaction.

                  In the Transaction, the shareholders of Bank will receive Bancshares Common Shares, which is voting stock. It has been represented that in the Transaction, Bank Common Shares representing control of Bank, as defined in
Section 368(c) of the Code, will be exchanged solely for voting stock of Bancshares and that at the time of the Transaction, Bank will not have outstanding any warrants, options, convertible securities, or other type of right pursuant to which any person could acquire stock in Bank that, if exercised or converted, would affect Bancshares' acquisition and retention of control of Bank, as defined in Section 368(c) of the Code.

                  Based on the above representations, the Transaction satisfies the requirements of Section 368(a)(2)(E) and, therefore, the Merger is not disqualified by the fact that the Bancshares Common Shares are used in the Transaction.

                  It has been represented that the payment of cash in lieu of fractional Bancshares Common Shares is solely for the purpose of avoiding the expense and inconvenience to Bancshares of issuing fractional shares and does not represent separately bargained-for consideration. In Rev. Rul. 66-365, 1966-2 C.B. 116, the Internal Revenue Service held that the receipt of cash in lieu of fractional shares under such circumstances will not violate the "solely for voting stock" requirement of Section 368(a)(1)(C).

                  In addition to the definitional requirements set forth in the statute, in order for a transaction to be a tax-free reorganization, certain requirements set forth under Section 1.368-1(b) of the Regulations must be satisfied. The Regulations provide that the purpose of the reorganization provisions of the Code is to except from the general rule of taxability certain specifically described exchanges incident to such readjustments of corporate structures made in one of the particular ways specified in the Code, as are required by business exigencies and which effect only a readjustment of continuing interests in property under the modified corporate form. Requisite to a reorganization under the Code are a continuity of the business enterprise under the modified corporate form and a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization.

                  To be treated as a reorganization, the transaction must be planned and carried out for a genuine business purpose. The Transaction will permit Bank to benefit from Bancshares' financial strength to meet the challenges affecting the banking and financial services industry and will permit Bancshares to benefit from Bank's eighteen branches to expand its banking facilities and services in Ohio. This should satisfy the genuine business purpose requirement.

                  Section 1.368-1(d) of the Regulations provides that continuity of business enterprise requires that the acquiring corporation either (i) continue the acquired corporation's historic business or (ii) use a significant portion of the acquired corporation's historic assets in a business. It has been represented that after the Transaction, Bancshares will cause Bank to continue its historic business or use a significant portion of its historic business assets in its


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businesses. Accordingly, the Transaction should meet the continuity of business enterprise requirement.

                  Under Section 1.368-1(b) of the Regulations, the continuity of interest doctrine requires that in a reorganization there must be a continuing interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization. Rev. Proc. 77-37 (supra) provides that the continuity of interest requirement of Section 1.368-1(b) of the Regulations is satisfied if there is continuing interest through the stock ownership in the acquiring or transferee corporation on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation as of the same date.

                  It is not necessary that each shareholder of the acquired or transferor corporation receive in the exchange stock of the acquiring or transferee corporation, or a corporation in "control" thereof, which is equal in value to at least 50 percent of the value of his former stock interest in the acquired or transferor corporation, so long as one or more shareholders of the acquired or transferor corporation have a continuing interest through stock ownership in the acquiring or transferee corporation or a corporation in "control" thereof, which is, in the aggregate, equal in value to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation. Sales, redemptions, and other dispositions of stock occurring prior to the exchange to persons related (within the meaning of Section 1.368-1(e)(3) of the Regulations) to the target corporation or the issuing corporation and sales, redemptions and other dispositions of stock occurring subsequent to the exchange to persons related (within the meaning of Section 1.368-1(e)(3) of the Regulations) to the issuing corporation will be considered in determining whether there is a 50 percent continuing interest through stock ownership as of the effective date of the reorganization.

                  It has been represented that there is no plan or intention by the shareholders of Bank who own 1 percent or more of Bank Common Shares and to the best knowledge of management of Bank, there is no plan or intention on the remaining shareholders of Bank to sell, exchange, or otherwise transfer ownership (including by derivative transactions such as an equity swap which would have the economic effect of a transfer of ownership) to Bancshares or any person related to Bancshares (within the meaning of Treasury Regulation Section 1.368-1(e)(3)), directly or indirectly (including through partnerships or through third parties in connection with a plan to so transfer ownership), of a number of Bancshares Common Shares received in the Transaction that would reduce the shareholders' ownership of Bancshares Common Shares to a number of shares having a value, as of the date of the Transaction, of less than 50 percent of the value of all of the formerly outstanding Bank Common Shares as of the same date. Further, although Bancshares has authorized a program to repurchase up to 1,800,000 Bancshares Common Shares, Bancshares has represented that it has no plan or intention to reacquire any of the Bancshares Common Shares issued in the Transaction and has made certain undertakings to preclude any such reacquisitions. Accordingly, the Transaction should meet the continuity of interest requirement.

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                  The 50 percent continuity of interest standard set forth in
Rev. Proc. 77-37 is a guideline utilized by the Internal Revenue Service in determining whether to issue an advance ruling, and does not represent how much continuity of interest is needed in a reorganization as a matter of law. In fact, in NELSON V. HELVERING, 296 U.S. 374 (1936), the Supreme Court held that there is a valid reorganization when the continuity of interest was equal to 38 percent.

                  Based upon the analysis set forth above, the Transaction should qualify as a reorganization as described under Sections 368(a) the Code.

                  Section 368(b)(2) of the Code provides that the term "a party to a reorganization" includes both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another corporation. In the case of a reorganization qualifying under Section 368(a)(1)(A) by reason of Section 368(a)(2)(E), the term "a party to a reorganization" also includes the controlling corporation referred to in Section 368(a)(2)(E). Accordingly, Bancshares, Interim Bank and Bank will each be "a party to a reorganization."

                  Section 354(a) provides that no gain or loss will be recognized if stock in a corporation a party to a reorganization is, in pursuance of the plan of reorganization, exchanged solely for stock in another corporation a party to the reorganization. Section 356(a) provides that if
Section 354 would apply to an exchange but for the fact that the property received in the exchange consists not only of property permitted to be received without recognition of gain but also of other property or money, then gain, if any, to the recipient shall be recognized, but in an amount not in excess of the sum of such money and the fair market value of such other property. If such exchange has the effect of a distribution of a dividend, then the gain recognized, to the extent of the shareholder's ratable share of undistributed earnings and profits, will be treated as a dividend. Since the shareholders of Bank, a party to the reorganization will receive only Bancshares Common Shares, except for money with respect to fractional share interests, no gain or loss will be recognized by the shareholders of Bank except with respect to the fractional share interests.

                  Section 358(a)(1) of the Code provides that, in the case of an exchange to which Section 354 applies, the basis of the property permitted to be received under Section 354 without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by (i) the fair market value of any other property (except money) received by the taxpayer, (ii) the amount of any money received by the taxpayer, and (iii) the amount of loss to the taxpayer which was recognized on such exchange, and increased by (i) the amount which was treated as a dividend, and (ii) the amount of gain to the taxpayer which was recognized on such exchange (not including any portion of such gain which was treated as a dividend).

                  Since the Transaction constitutes an exchange to which Section 354 of the Code applies, the basis of the Bancshares Common Shares (including the fractional share interests that the shareholder would otherwise be entitled to receive) in the hands of each Bank shareholder will be the same as the basis of Bank Common Shares surrendered in the exchange, decreased by the amount of money received by such shareholder and increased by the amount of gain recognized on the exchange and the amount which is treated as a dividend.

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                  Section 1223(1) of the Code provides that, in determining the period for which the taxpayer has held property received in an exchange, there shall be included the period for which the taxpayer held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis (in whole or in part) in his hands as the property exchanged, provided the property exchanged at the time of such exchange is a capital asset as defined in Section 1221 or property described in Section 1231. Since the basis of the Bancshares Common Shares held by a Bank shareholder will have the same basis (in whole or in part) as the stock exchanged, the holding period of the Bancshares Common Shares (including the fractional share interests that he would otherwise be entitled to receive) will include the period for which Bank Common Shares were held, provided that such shares were capital assets on the date of the exchange.
                  Section 302(b)(3) of the Code provides that if a distribution to a dissenting shareholder is in complete redemption of all of the stock of a corporation owned by such shareholder actually or constructively, such redemption shall be treated as a distribution in part or full payment in exchange for such stock. Under Rev. Rul. 73-102, 1973-1 C.B. 186, because of the operation of Section 302 of the Code, where cash is received by a Dissenting Shareholder who will not receive actually or constructively any Bancshares Common Shares in the transaction, such cash will be treated as received by the Dissenting Shareholder as a distribution in redemption of his, her or its stock, subject to the provisions and limitations of Section 302 of the Code.

OPINION
-------

                  Based on the facts set forth above, in the Agreement, the Proxy Statement/Prospectus and the representations as set forth in certificates dated ________, 1998 from Bancshares and Bank and the applicable tax law as it exists today, our opinion as to the federal income tax consequences of the Transaction is as follows:

- The Transaction will qualify as a reorganization under Section 368(a) of the Code. Bancshares, Interim Bank and Bank will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code. No gain or loss will be recognized by Bancshares, Interim Bank or Bank as a consequence of the Transaction.

- No gain or loss will be recognized by a Bank shareholder on the receipt of Bancshares Common Shares solely in exchange for his Bank Common Shares.

- The basis of Bancshares Common Shares (including fractional share interests to which such holder may be entitled) received by a Bank shareholder in exchange for Bank Common Shares will be the same as the basis of Bank Common Shares surrendered in exchange therefor.

- The holding period of the Bancshares Common Shares (including fractional share interests to which such holder may be entitled) received by a Bank shareholder will include the holding period of Bank Common Shares surrendered in exchange therefor,

Board of Directors
Date
Page 11




         provided that such Bank Common Shares were held as capital assets at the Effective Time. Section 1223(1) of the Code.

- Cash received by a Bank shareholder in lieu of a fractional Bancshares Common Share will be treated as having been received as a distribution in full payment in exchange for the fractional Bancshares Common Share which such shareholder would otherwise be entitled to receive. This receipt of cash will result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss will be capital gain or loss to the Bank shareholder, provided the Bank Common Shares surrendered in exchange for cash were capital assets in such shareholder's hands and, as such, will be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code. Rev. Rul. 66-365, 1966-2 C.B. 116, and Rev. Proc. 77-41, 1977-2 C.B. 574.

                  Our opinion is not the equivalent of a ruling from the Internal Revenue Service and may upon audit be challenged by the Internal Revenue Service. Our opinion is based on the understanding that the relevant facts are, and will be at the Effective Time, as set forth in this letter. It is also based on the Code, Regulations, case law and Internal Revenue Service rulings as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. Were there to be such changes either before or after the Effective Time, or should the relevant facts prove to be other than as we have reviewed, our opinion could be affected.

                  We hereby consent to the inclusion of this opinion as an exhibit to the Proxy Statement/Prospectus.

                                                     Very truly yours,


                                                     --------------------------
                                                     Baker & Hostetler LLP

                                    Exhibit A




Baker & Hostetler LLP
3200 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114-3485

Dear Sirs:

                  Sky Financial Group, Inc., formerly named Citizens Bancshares, Inc. ("Bancshares") and The Ohio Bank ("Bank") have entered into an Agreement and Plan of Merger dated as of July 22, 1998 (the "Agreement"). Pursuant to the Agreement, an interim bank ("Interim Bank"), a wholly-owned subsidiary of Bancshares, will merge with and into Bank. We are requesting your opinion (the "Opinion") on certain federal income tax consequences of the Agreement with respect to the overall plan of reorganization contemplated by such Agreement (the "Transaction").

                  In preparing the Opinion, you may rely on the following representations and/or assumptions relating to the Transaction:

         (1) The fair market value of the Bancshares Common Shares received by each shareholder of Bank will be approximately equal to the fair market value of Bank Class A Common Shares and Bank Class B Common Shares surrendered in the Transaction.

         (2) There is no plan or intention by the shareholders of Bank who own 1 percent or more of the Bank Common Shares, and to the best of the knowledge of management of Bank, there is no plan or intention by the remaining shareholders of Bank to sell, exchange or otherwise transfer ownership (including by derivative transactions such as an equity swap which would have the economic effect of a transfer of ownership) to Bancshares or any person related to Bancshares (within the meaning of Treasury Regulation Section 1.368-1(e)(3)), directly or indirectly (including through partnerships or through third parties in connection with a plan to so transfer ownership), of a number of Bancshares Common Shares received in the Transaction that would reduce the shareholders' ownership of Bancshares Common Shares to a number of shares having a value, as of the date of the Transaction, of less than 50 percent of the value of all of the formerly outstanding Bank Common Shares as of the same date. For purposes of this representation, Bank Common Shares exchanged for cash or other property and Bank Common Shares exchanged for cash in lieu of fractional Bancshares Common Shares will be treated as outstanding Bank Common Shares at the date of the Transaction. Moreover, Bank Common Shares and Bancshares Common Shares held by the shareholders of Bank and otherwise sold, redeemed, or disposed of prior or subsequent to the Transaction are considered in making this representation.

         (3) Following the Transaction, Bank will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Interim Bank's net assets and at least 70 percent of the fair market value of Interim Bank's gross assets held immediately prior to the Transaction. For purposes of this representation, amounts paid by Bank or Interim Bank to shareholders who receive cash or other property, amounts used by Bank or Interim Bank to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Bank will be included as assets of Bank or Interim Bank, respectively, immediately prior to the Transaction.

         (4) Bank and the shareholders of Bank will pay their respective expenses, if any, incurred in connection with the Transaction.

         (5) There is no intercorporate indebtedness existing between Bancshares and Bank or between Interim Bank and Bank that was issued, acquired, or will be settled at a discount.

         (6) In the Transaction, Bank Common Shares representing control of Bank, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Bancshares. For purposes of this representation, Bank Common Shares exchanged for cash or other property originating with Bancshares will be treated as outstanding Bank Common Shares on the date of the Transaction.

         (7) At the time of the Transaction, Bank will not have outstanding any warrants, options, convertible securities, or other type of right pursuant to which any person could acquire stock in Bank that, if exercised or converted, would affect Bancshares' acquisition or retention of control of Bank, as defined in Section 368(c) of the Code.

         (8) Bank is not an "investment company," i.e., a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation are disregarded and the parent corporation is deemed to own its ratable share of the subsidiary's assets, and a corporation is considered a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding. In determining total assets, cash and cash items (including receivables), Government securities, and assets acquired (through incurring indebtedness or otherwise) for purposes ceasing to be an investment company are excluded. For purposes of this representation, a "regulated investment company" is a corporation which is registered under the Investment Company Act of 1940, as amended, as a management company or unit investment trust or which has in effect an election under the Investment Company Act to be treated as a business development company.

         (9) On the date of the Transaction, the fair market value of the assets of Bank will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

         (10) Bank is not under the jurisdiction of a court in a case under Title 11 (Bankruptcy) of the United States Code or a receivership, foreclosure or similar case in Federal or state court.

         (11) The payment of cash in lieu of fractional Bancshares Common Shares is solely for the purpose of avoiding the expense and inconvenience to Bancshares of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Transaction to the shareholders of Bank instead of issuing fractional Bancshares Common Shares will not exceed one percent of the total consideration that will be issued in the Transaction to the shareholders of Bank in exchange for their Bank Common Shares.

         (12) None of the compensation to be received by any shareholder-employees of Bank will be separate consideration for, or allocable to, any of their Bank Common Shares; and none of the Bancshares Common Shares received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement.

         (13) Bancshares, Interim Bank, and Bank will not take any position on any Federal, state or local income tax return or franchise tax return, or take any other action or reporting position, that is inconsistent with the treatment of the Transaction as a reorganization with the meaning of Section 368(a) of the Code or with the representations made herein.

                  The above assumptions and representations of fact were made for the purpose of allowing Baker & Hostetler LLP to form and issue the Opinion.

                                          The Ohio Bank



                                          By:
                                             -----------------------------

                                    Exhibit B






Baker & Hostetler LLP
3200 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114-3485

Dear Sirs:

                  Sky Financial Group, Inc., formerly named Citizens Bancshares, Inc. ("Bancshares") and The Ohio Bank ("Bank") have entered into an Agreement and Plan of Merger dated as of July 22, 1998 (the "Agreement"). Pursuant to the Agreement, an interim bank ("Interim Bank"), a wholly-owned subsidiary of Bancshares, will merge with and into Bank. We are requesting your opinion (the "Opinion") on certain federal income tax consequences of the Agreement with respect to the overall plan of reorganization contemplated by such Agreement (the "Transaction").

                  In preparing the Opinion, you may rely on the following representations and/or assumptions relating to the Transaction:

         (1) The fair market value of the Bancshares Common Shares received by each shareholder of Bank will be approximately equal to the fair market value of Bank Class A Common Shares and Class B Common Shares surrendered in the Transaction.

         (2) Following the Transaction, Bank will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Interim Bank's net assets and at least 70 percent of the fair market value of Interim Bank's gross assets held immediately prior to the Transaction. For purposes of this representation, amounts paid by Bank or Interim Bank to shareholders who receive cash or other property, amounts used by Bank or Interim Bank to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Bank will be included as assets of Bank or Interim Bank, respectively, immediately prior to the Transaction.

         (3) Prior to the Transaction, Bancshares will be in control of Interim Bank within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"), which means ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock of the corporation.

         (4) Following the Transaction, Bank will not issue additional shares of its stock that would result in Bancshares losing control of Bank within the meaning of Section 368(c) of the Code.

         (5) Bancshares has no plan or intention to reacquire any of the Bancshares Common Shares issued in the Transaction; however, on October 1, 1998, in connection with the merger of Mid-Am, Inc., and Bancshares, the Board of Directors of Bancshares adopted a resolution authorizing a program to purchase on the open market or in privately negotiated transactions up to 1,800,000 Bancshares Common Shares through October 1, 1999 (the "Program"), which Shares represent approximately 5% of Bancshares Common Shares outstanding immediately before the Transaction, approximately 4.4% of the Bancshares Common Shares outstanding immediately after the Transaction, and approximately 34.3% of the Bancshares Common Shares issued in the Transaction. The Program was adopted as a continuation of a stock repurchase program of Mid-Am, Inc., in effect since 1995 to repurchase shares and utilize such shares for stock option exercises and future stock dividends. The Program was not adopted either in connection with or in contemplation of the Transaction. Bancshares' purposes in adopting the Program were to provide continuity with the existing program of Mid-Am, Inc., and to supply shares needed for stock option exercises and future stock dividends. Bancshares has no plan or intention to make any open market purchases under the Program from any shareholder of Bank and will instruct its broker not to make any open market purchase if there is any reason to believe that the seller in such transaction is a shareholder of Bank. (To assist the broker in fulfilling this instruction, Bancshares will provide the broker with a list of all shareholders of Bank.) In addition, Bancshares will make no purchases of Bancshares Common Shares issued in the Transaction from any shareholder of Bank in a privately negotiated transaction. Bancshares has no plan or intention to increase the maximum number of shares authorized to be purchased under the Program. In addition, Bancshares will cause all persons related to Bancshares (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) not to, redeem, purchase, exchange or otherwise acquire (including by derivative transactions such as an equity swap which would have the economic effect of an acquisition), directly or indirectly (including through partnership or through third parties in connection with a plan to so acquire), a number of Bancshares Common Shares to be received by Bank shareholders in connection with the Transaction that would reduce the Bank shareholders' ownership of Bancshares Common Shares to a number of shares having a value, as of the Effective Time, of less than 50% of the total value of Bank Common Shares immediately prior to the Effective Time. Shares of Bank Common Shares that are redeemed or sold or otherwise transferred to Bank, Bancshares, or any person related to Bank or Bancshares prior to the Transaction and in contemplation or as part of the Transaction will be taken into account for purposes of this representation.

         (6) Bancshares has no plan or intention to liquidate Bank; to merge Bank with or into another corporation (other than the mergers of two affiliates of Bancshares, American Community Bank, N.A. and Amerifirst Bank, N.A. into Bank); to sell or otherwise dispose of the stock of Bank; or to cause Bank to sell or otherwise dispose of any of its assets or any of the assets acquired from Interim Bank, except for dispositions made in the ordinary course of business.

         (7) Interim Bank will have no liabilities assumed by Bank and will not transfer to Bank any assets subject to liabilities in the Transaction.

         (8) Following the Transaction, Bank will continue its historic business or use a significant portion of its historic business assets in a business.

         (9) Bancshares, Interim Bank, Bank and the shareholders of Bank will pay their respective expenses, if any, incurred in connection with the Transaction.

         (10) There is no intercorporate indebtedness existing between Bancshares and Bank or between Interim Bank and Bank that was issued, acquired, or will be settled at a discount.

         (11) In the Transaction, Bank Common Shares representing control of Bank, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Bancshares. For purposes of this representation, Bank Common Shares exchanged for cash or other property originating with Bancshares will be treated as outstanding Bank Common Shares on the date of the Transaction.

         (12) Neither Bancshares nor any person related to Bancshares (within the meaning of Section 1.368-1(e)(3)) owns, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any shares of Bank.

         (13) Neither Bancshares nor Interim Bank is an "investment company" i.e., a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation are disregarded and the parent corporation is deemed to own its ratable share of the subsidiary's assets, and a corporation is considered a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding. In determining total assets, cash and cash items (including receivables), Government securities, and assets acquired (through incurring indebtedness or otherwise) for purposes ceasing to be an investment company are excluded. For purposes of this representation, a "regulated investment company" is a corporation which is registered under the Investment Company Act of 1940, as amended, as a management company or unit investment trust or which has in effect an election under the Investment Company Act to be treated as a business development company.

         (14) The payment of cash in lieu of fractional Bancshares Common Shares is solely for the purpose of avoiding the expense and inconvenience to Bancshares of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Transaction to the shareholders of Bank instead of issuing fractional Bancshares Common Shares will not exceed one percent of the total consideration that will be issued in the Transaction to the shareholders of Bank in exchange for their Bank Common Shares.

         (15) None of the compensation to be received by any shareholder-employees of Bank will be separate consideration for, or allocable to, any of their Bank Common Shares; none of the Bancshares Common Shares received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         (16) Bancshares, Interim Bank, and Bank will not take any position on any Federal, state or local income tax return or franchise tax return, or take any other action or reporting position, that is inconsistent with the treatment of the Transaction as a reorganization with the meaning of Section 368(a) of the Code or with the representations made herein.

         (17) Interim Bank is a corporation newly formed for the purpose of participating in the Transaction and at no time prior to the Transaction has had assets or business operations.

                  The above assumptions and representations of fact were made for the purpose of allowing Baker & Hostetler LLP to form and issue the Opinion.

                                       SKY FINANCIAL GROUP, INC.



                                       By:
                                           -------------------------------------
                                           Marty E. Adams
                                           President and Chief Operating Officer